MPLX LP announces C. Kristopher Hagedorn as Chief Financial Officer

FINDLAY, Ohio, December 21, 2023 – Michael J. Hennigan, chairman, president and chief executive officer of the general partner of MPLX LP (NYSE: MPLX), today announced that C. Kristopher Hagedorn has been appointed executive vice president and chief financial officer of the general partner of MPLX, effective January 1, 2024.

As MPLX CFO, Hagedorn will succeed John J. Quaid, who has been named executive vice president and chief financial officer of Marathon Petroleum Corporation (NYSE: MPC). Hagedorn brings more than 25 years of financial accounting and audit expertise to his new role, including nearly 10 years of financial leadership experience in the midstream sector.

“Kris’s strong financial background and midstream expertise support our ongoing commitments to growing distributable cash flow, reinvesting in the business, and returning capital to unitholders,” said Hennigan.

Since 2021, Hagedorn has served as senior vice president and controller of MPC. Prior to that, he was vice president and controller of the general partner of MPLX from 2017 until assuming his current position. Hagedorn also previously held roles of increasing responsibility at CONSOL Energy and PwC.

Hagedorn will report to Hennigan and will serve as a member of the board of directors of the general partner of MPLX.

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About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

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